Exhibit B

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of March 31, 2023, by and among Trident V, L.P., a Cayman Islands exempted limited partnership (“Trident V”), Trident V Parallel Fund, L.P., a Cayman Islands exempted limited partnership (“Trident V Parallel”), Trident V Professionals Fund, L.P., a Cayman Islands exempted limited partnership (“Trident V Professionals” and, together with Trident V and Trident V Parallel, the “Trident V Funds”), and Trident ECC Aggregator LP, a Delaware limited partnership (“Trident ECC Aggregator”, and together with Trident V, Trident V Parallel and Trident V Professionals, the “Parties”).

R E C I T A L S

WHEREAS, prior to the date hereof, the Trident V Funds have formed Trident ECC Aggregator;

WHEREAS, each of the Trident V Funds holds equity interests in Eagle Point Credit Company, Inc., a publicly traded closed-end Delaware corporation, as set forth on Exhibit A hereto (the “Contributed Interests”); and

WHEREAS, the Trident V Funds desire to contribute the Contributed Interests to Trident ECC Aggregator, and Trident ECC Aggregator desires to accept from the Trident V Funds the Contributed Interests;

NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Contribution, Assignment and Transfer of the Contributed Interest. Each Trident Fund hereby contributes, transfers and assigns its respective Contributed Interests to Trident ECC Aggregator, and ECC Aggregator hereby accepts such contribution, transfer and assignment, in exchange for equity interests in Trident ECC Aggregator.

2. Further Assurances. The Parties agree to execute and deliver such instruments and give such further assurances and perform such further acts as any other party may reasonably request and as may reasonably be necessary in connection with the matters contemplated hereby.

3. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their successors and permitted transferees and assigns.

4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

TRIDENT V, L.P.

By: Trident Capital V, L.P., as its general partner

By: DW Trident V, LLC, as its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

TRIDENT V PARALLEL FUND, L.P.

By: Trident Capital-PF, L.P., as its general partner

By: DW Trident V, LLC, as its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

TRIDENT V PROFESSIONALS FUND, L.P.

By: Stone Point GP Ltd., as its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President and Assistant Secretary

TRIDENT ECC AGGREGATOR LP

By: Trident Capital IX, L.P., as its general partner

By: DW Trident GP, LLC, as its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Vice President

Exhibit A

Entity Name	Contributed Interests

Trident V	3,336,438 of ECC

Trident V Parallel	2,339,901 of ECC

Trident V Professionals	146,389 of ECC